EXHIBIT 99.1

Wheeling Island Racetrack and Gaming Center
Opens Its Doors
….for immediate release….
September 22, 2004

(Wheeling, W.V.) Wheeling Island Racetrack and Gaming Center opened its doors shortly before noon on Wednesday (September 22) to a waiting crowd of gaming enthusiasts.

“Our employees and customers are just fantastic, and they are as happy as we are to see that Wheeling Island is once again open for business,” President and General Manager Geoff Andres said

A total of 1,851 slot machines are currently available at the Island entertainment facility.  “It is great to hear the sound of the slot machines again, to see the faces of our customers and, most of all, to see our employees return to work,” Andres said.

The Island gaming room, expansion room, four main restaurants and hotel were not affected by flooding last weekend from the remnants of Hurricane Ivan.  Cleanup efforts over the past few days focused on the parking and entrance areas of the facility in preparation for Wednesday’s reopening.

Along with the 1,851 slot machines, customers can enjoy dining at The Pointe Steakhouse, The Islander Buffet, The Breezeway Restaurant and Pirates Food Cove. The deluxe 151-room hotel is in full operation to welcome guests back to Wheeling Island. Hotel reservations are now being accepted at 877-WHEELING (877-943-3546.)

The entertainment facility will offer regular hours of operation from 7am to 4am daily in the two gaming rooms.  Racing and simulcast are expected to return soon.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, West Virginia. It is the largest operation of Sportsystems Corporation, a wholly owned subsidiary of Delaware North Companies, Inc.

-MORE-

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers.  Its family of companies includes Sportsystems, Delaware North Companies Parks & Resorts, CA One Services, Sportservice, Delaware North Companies International, the FleetCenter, and the newly acquired Delta Queen Steamboat Company. Delaware North is one of the largest privately held companies in the United States with more than $1.6 billion in annual revenue and 30,000 associates serving millions of customers in the United States, Canada and the Pacific Rim.

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Contacts:

Lesley Campbell 304-231-1830

Jim Rafferty 304-231-1837